Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS

November 2, 2016

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE MKT symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas (the “Company”), for the three and nine months ended October 1, 2016 and October 3, 2015, in millions of dollars except share and per share amounts.

	Three Months Ended		Nine Months Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015
Net sales	$1,330	$1,411	$4,006	$4,291
Net earnings attributable to Seaboard	$75	$3	$209	$68

Net earnings per common share	$64.42	$2.59	$178.67	$57.73
Average number of shares outstanding	1,170,550	1,170,550	1,170,550	1,170,550

Notes to Report of Earnings:

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.